EX-99.1 MEMBER NEWS DATED OCTOBER 20, 2006

October 20, 2006

Re: Amendments to SEATTLE BANK Capital Plan

Dear Seattle Bank Members,

On Wednesday, October 11, the Federal Housing Finance Board (Finance Board) approved a number of changes to the Capital Plan of the Federal Home Loan Bank of Seattle (Seattle Bank) that will help us meet our members' increasing funding needs and provide greater flexibility with respect to your Seattle Bank investment alternatives. These changes are intended to encourage new borrowings by Seattle Bank members and to simplify the terms and provisions of our current Capital Plan.

The amendments to our Capital Plan include two key provisions:

Use of the Seattle Bank's excess stock pool to support new borrowings by members that have fully utilized their Seattle Bank stock

Creation of a new Class A stock with a six-month redemption period

Excess Stock Pool

The excess stock pool is simply the total amount of the Seattle Bank's excess stock at any given point in time. With the amendments to our Capital Plan, Seattle Bank members that have fully utilized their Seattle Bank stock can continue borrowing without having to purchase additional stock in our cooperative. These members will be able to rely on a portion of the excess stock pool to support additional borrowings, subject to the restrictions noted below and all other applicable requirements relating to stockholdings.

The amount of stock available for borrowing from the excess stock pool will be limited to 50 percent of the total of all outstanding excess stock. In addition, a number of other restrictions will apply:

A maturity limit of one year on advances supported by the excess stock pool

A per-member usage limit of 25 percent of the total amount of the excess stock pool

A maximum dollar threshold whereby a member cannot use the excess stock pool to support additional advances if, on the date the advance is received by the member, the member's total outstanding advances equal or exceed $11 billion

The authority to use the excess stock pool to support new advances will terminate on October 1, 2008, unless extended by the Board of Directors, following approval by the Finance Board. Any outstanding advances supported by the excess stock pool as of the termination date will continue to be supported by the pool until the maturity date of the advance. The Seattle Bank's Board of Directors can suspend the use of the excess stock pool at any time.

Simultaneous with allowing the use of the excess stock pool, the Seattle Bank will increase the stock purchase requirement for new or renewing advances from 2.5 percent to 4.0 percent of outstanding advances, which mirrors the bank's minimum statutory capital-to-assets requirement.

Class A Stock

In addition to the excess stock pool, the Capital Plan amendments allow for the consolidation of Class B(1) and B(2) stock into a single Class B stock and creation of a new Class A stock with a six-month redemption period. Seattle Bank members may purchase Class A stock when they have fully utilized their Class B stock and want to continue borrowing from the Seattle Bank. Class A stock can be purchased by members to support new advances or renewing advances initially capitalized by the excess stock pool.

Class A stock, which will be issued, redeemed, and repurchased at a par value of $100 per share, is redeemable on six-month's written notice to the Seattle Bank, and may be repurchased by the Seattle Bank pursuant to the terms of the Capital Plan. Any dividends on Class A stock will be determined at the discretion of the Seattle Bank's Board of Directors, subject to any applicable restrictions, and will not necessarily be paid at the same rate as dividends, if any, on Class B stock.

We will provide our stockholders with at least five days written notice prior to the date we convert to our new Capital Plan, which we currently expect will be on or around December 1, 2006. In the interim, we invite you to visit the Seattle Bank's Web site at www.fhlbsea.com to view a copy of our amended Capital Plan, and to contact your Seattle Bank relationship manager with any questions you may have.

As a financial cooperative, the Seattle Bank is committed to providing liquidity, funding, and services to all of its members. The Finance Board's approval of these changes to our Capital Plan supports not only our members' continued access to funding, but also the continuing growth of our advance business and the increasing profitability of our cooperative.

We appreciate your business and thank you for your ongoing support of the Seattle Bank.

Sincerely,

/s/ Mike C. Daly
Mike C. Daly
Chairman

/s/ James E. Gilleran
James E. Gilleran
President and CEO

/s/ Richard M. Riccobono
Richard M. Riccobono
Executive Vice President and COO

This Member News contains forward-looking statements that are subject to risk and uncertainty. These forward-looking statements may contain terms such as "will," "believe," "expect," "intend," "may," "could," "should," and "anticipate" and describe our expectations regarding future events and developments. Future events are difficult to predict, and actual events, actions, or results may differ from those we currently anticipate. Any forward-looking statements made in this Member News speak only as of the date hereof, and we do not undertake to update any such statements.